UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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AXIALL CORPORATION

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WESTLAKE CHEMICAL CORPORATION

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On April 25, 2016, Westlake Chemical Corporation updated the homepage of www.WestlakeAxiall.AcquisitionProposal.com. A screenshot of this updated homepage follows:

Westlake’s Proposal to Acquire Axiall
Welcome Press Releases Presentations Nominees SEC Filings Contact
Welcome
This website has information regarding Westlake’s revised proposal to acquire all of the outstanding shares of Axiall Corporation (NYSE: AXLL) for $23.35 per share (comprised of $14.00 in cash and 0.1967 of a Westlake share), based on the closing price of Westlake’s common stock on April 1, 2016.
The revised proposal represents a premium of over 143% to Axiall’s closing price of $9.60 per share on January 22, 2016, the last trading day before Westlake submitted its initial proposal to Axiall, and an increase of approximately 17% to Westlake’s initial proposal of $20.00 per share. The total value of the revised proposal is approximately $3.1 billion, including the assumption of certain Axiall liabilities, which include approximately $1.5 billion of debt outstanding as of December 31, 2015. The revised proposal was summarily rejected by Axiall’s Board of Directors and Axiall refused to make a counterproposal or otherwise negotiate or provide any constructive feedback.
Given this response, Westlake filed definitive proxy materials with the Securities and Exchange Commission and intends to solicit proxies to elect an alternate slate of nine highly-qualified and independent candidates to Axiall’s Board of Directors who will ensure that all of Axiall’s strategic options are considered fully.
The combination of Westlake and Axiall would create one of the leading independent North American olefins, vinyls, and building products producers, with increased scale in the growing global vinyls market and additional growth opportunities.
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